UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2017

Minerva Neurosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36517	26-0784194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Trapelo Road Suite 284 Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (617) 600-7373

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment and Election of Hans Peter Hasler and William Doyle

On December 10, 2017, the Board of Directors (the “Board”) of Minerva Neurosciences, Inc. (the “Company”) elected Hans Peter Hasler (age 61) and William Doyle (age 55), as members of the Board, effective immediately. The Board determined that Messrs. Hasler and Doyle were independent. Messrs. Hasler and Doyle will each be a Class I director of the Company and each of Messrs. Hasler and Doyle are expected to stand for re-election at the annual meeting of the stockholders of the Company to be held in 2018. It has not yet been determined on which committees Messrs. Hasler and Doyle will serve.

Mr. Hasler is Founder and Chief Executive Officer of Vicarius Pharma AG, a privately held company that provides strategic options to non-European bio-pharma companies in bringing late-stage assets to the European market. He also is a Senior Advisor at SBTech Global Advisory. His prior corporate experience includes Elan Corporation, where he was Chief Operating Officer, and Biogen, Inc., where his positions included Chief Operating Officer, Executive Vice President, Head of Global Neurology and International. Previously, Mr. Hasler was at Wyeth Pharmaceuticals as Senior Vice President, Chief Marketing Officer and Managing Director of Wyeth Group Germany and General Manager, Wyeth-Lederle Switzerland, Austria and ECE. Mr. Hasler is Chairman of the Board of HBM Healthcare Investments AG in Zug/Switzerland and Director of the Board of Dr. Reddy’s Laboratories in Hyderabad, India. Mr. Hasler holds a Federal Swiss Commercial Diploma and a Marketing Manager Certificate from the Swiss Institute of Business Economy SIB, Zurich, Switzerland.

Mr. Doyle is Founder of Novocure Ltd., a commercial stage oncology company pioneering a novel therapy for solid tumors, where he has served as Chairman of the Board since 2009 and a director since 2004. Mr. Doyle has also been the Managing Director of WFD Ventures LLC, a private venture capital firm he co-founded, since 2002. He is a senior adviser and former member of the investment team at Pershing Square Capital Management L.P., a private investment firm, and was formerly senior partner at Insight Venture Partners LLC, another private investment firm. Previously, Mr. Doyle was a member of Johnson & Johnson’s Medical Devices and Diagnostics Group Operating Committee and Vice President, Licensing and Acquisitions. While at Johnson & Johnson, Mr. Doyle was also Chairman of the Medical Devices Research and Development Council, Worldwide President of Biosense-Webster, Inc. and a member of the boards of Cordis Corporation and Johnson & Johnson Development Corporation, Johnson & Johnson’s venture capital subsidiary. From 1992 to 1995, Mr. Doyle was a management consultant in the global healthcare practice of McKinsey & Company. His additional board positions include the private companies, Aspire Bariatrics LLC, Blink Health Ltd., and OptiNose US, Inc. Mr. Doyle holds an S.B. in materials science and engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

Messrs. Hasler and Doyle will each receive annual cash compensation in the amount of $35,000 for their Board service. At the time of their appointment to the Board, Messrs. Hasler and Doyle each received a stock option to purchase 40,000 shares of the Company’s Common Stock under the Company’s 2013 Equity Incentive Plan, with an exercise price equal to $5.70, the closing price of the Company’s common stock on December 8, 2017, the last preceding trading day prior to the date of grant. The options will vest monthly over three years, subject to the continued service of Messrs. Hasler and Doyle as a director through each vesting date.

In accordance with the Company’s customary practice, the Company has entered into its standard form of indemnification agreement with each of Messrs. Hasler and Doyle, which requires the Company to indemnify each director against certain liabilities that may arise in connection with their status or service as a director. The indemnification agreements also provide for an advancement of expenses incurred by Messrs. Hasler and Doyle in connection with any proceeding relating to their status as a director.

There is no arrangement or understanding between either Messrs. Hasler or Doyle and any other person pursuant to which Messrs. Hasler or Doyle were selected as directors. There are no transactions involving Messrs. Hasler or Doyle requiring disclosure under Item 404(a) of Regulation S-K of the SEC.

On December 11, 2017, the Company issued a press release relating to the appointments described above, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated December 11, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINERVA NEUROSCIENCES, INC.

By:	/s/ Geoffrey Race
Name:	Geoffrey Race
Title:	Executive Vice President, Chief Financial Officer and Chief Business Officer

Date: December 11, 2017